For Immediate Release: August 18, 2014

Jennifer Nahas
Vice President, Marketing
Griffin Capital Corporation
jnahas@griffincapital.com
Office Phone: 949-270-9332
Cell Phone: 949-433-6860

GRIFFIN CAPITAL ESSENTIAL ASSET REIT ADDS TO PORTFOLIO IN SOUTHEAST U.S.

The Vanguard Group | Charlotte, NC	Parallon Business Performance Group | Largo, FL
Los Angeles, CA - (August 18, 2014) - Griffin Capital Corporation, on behalf of Griffin Capital Essential Asset REIT announced today the acquisition of two Class A office properties totaling $50.7 million in Charlotte, NC and Largo (Tampa), Florida. In Charlotte, Griffin acquired The Vanguard Group Southeast Regional Headquarters property, a two-building, approximately 225,000 square foot asset leased for a remaining 10.5-year term to The Vanguard Group, one of the largest retail mutual fund managers in the world, with assets under management in excess of $2 trillion as of December 31, 2013. In Largo, Griffin acquired the Parallon Business Performance Group Operations Center, a newly-completed 83,200 square foot office building leased for a remaining 10.5-year term to a subsidiary of HCA Holdings, Inc., one of the nation’s leading healthcare providers. These acquisitions add to the Essential Asset REIT’s other Southeastern U.S. properties, including three in Atlanta, two in Nashville, and one each in North Carolina and South Carolina.

Don Pescara, Griffin Capital's Managing Director of Acquisitions said, “We have owned properties in the Southeast for decades, but have recently increased our focus on the region due to its attractive pricing relative to coastal gateway cities, its pro-growth business climate, and the attractive prospects for future prosperity.” Pescara continued, “The Parallon acquisition is our first in Florida, and, given the long-term lease, is consistent with our strategy of generating stable cash flow and long-term value from our properties.”

Regarding the Parallon asset, Shawn Carstens, Griffin Capital's Vice President of Acquisitions, added, “This acquisition helps to further increase the geographic diversification of the Essential Asset REIT portfolio. We are bullish on the Tampa market, given its stature as an industrial, commercial, and financial hub of Florida’s West Coast, and its supply constraints. In most instances you literally need to tear down an existing building to build a new one.”

Commenting on the Vanguard Southeastern Headquarters, Carstens said, “We are pleased to acquire this well-located, high-quality asset. We love Charlotte-we own United Technologies’ Aerospace division headquarters across the street from the Vanguard building, and may look to buy others in the future if we can find the nexus of value, asset quality and blue chip tenancy that we seek.”

Griffin acquired the Parallon property from Harrod Properties, which was represented by the CBRE Advisory Group in Dallas led by Gary Carr and Eric Mackey. No broker was involved on the Vanguard headquarters as Griffin acquired the property directly from the seller in an off-market transaction.

About Griffin Capital Essential Asset REIT and Griffin Capital Corporation
Griffin Capital Essential Asset REIT, Inc. is a publicly registered non-traded REIT with a portfolio that currently includes 54 office and industrial distribution properties totaling approximately 12.6 million rentable square feet and total capitalization of over $2.2 billion. The REIT’s sponsor is Griffin Capital Corporation (“Griffin Capital”), a privately-owned real estate company headquartered in Los Angeles. Griffin Capital is led by senior executives, each with more than two decades of real estate experience who have collectively closed transactions representing over $16 billion in value. Griffin Capital and affiliates have acquired or constructed over 31 million square feet of space since 1995, and currently own, manage, sponsor and/or co-sponsor an institutional-quality portfolio of approximately 28 million square feet located in 32 states and 1 million square feet located in the United Kingdom, representing approximately $5.3 billion in asset value. Additional information about Griffin Capital is available at www.griffincapital.com.
This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties relating to the public offering of our common stock; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the prospectus, as amended from time to time. This is neither an offer nor a solicitation to purchase securities.
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